Exhibit 10.2

SECOND AMENDMENT TO THE
STONE ENERGY CORPORATION
2009 AMENDED AND RESTATED STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT (the “Second Amendment”) to the Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan (As Amended and Restated December 17, 2015) (the “Plan”), is made by Stone Energy Corporation (the “Company”).
W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company;
WHEREAS, at the Company’s 2016 Annual Meeting of Stockholders held on May 19, 2016, the Company’s stockholders approved the adoption of the First Amendment to the Plan to increase the number of shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) reserved for issuance under the Plan by 450,000 shares to 10,575,000 shares;
WHEREAS, on May 27, 2016, the Board of Directors of the Company (the “Board”) approved a 1-for-10 reverse split of the Company’s issued and outstanding shares of Common Stock (the “Reverse Stock Split”) effective at 4:01 p.m., Eastern time, on June 10, 2016, and the Common Stock began trading on a split-adjusted basis when the market opened on June 13, 2016 (the “Effective Time”);
WHEREAS, Paragraph XII of the Plan provides that the Board may amend the Plan under certain circumstances; and

WHEREAS, the Board has determined that it is desirable to amend the Plan in the manner contemplated hereby to reflect the Reverse Stock Split.

NOW, THEREFORE, the Plan shall be amended as set forth below, effective as of the Effective Time and in accordance with the adjustment provisions set forth in Paragraph XI of the Plan:

1.    Subparagraph V(a) of the Plan is hereby deleted and restated in its entirety to read as follows:

(a)    Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XI with respect to shares of Common Stock subject to Awards then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan, and the maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 1,057,500 shares (which number includes the number of shares of Common Stock previously issued pursuant to an award (or made subject to an award that has not expired or been terminated) granted under the 2004 Plan, the 2001 Plan, the 2000 Plan, or the 1993 Plan). Shares of Common Stock subject to an Award under this Plan that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares (Restricted Stock Awards shall not be considered “delivered shares” for this purpose), will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

Notwithstanding the foregoing, (i) the number of shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, (ii) shares that were subject to an Option or a Stock Appreciation Right but were not issued or delivered as a result of the net settlement or net exercise of such Option or Stock Appreciation Right and (iii) shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for Awards under this Plan. The Board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares previously counted in connection with an Award.
2.    Subparagraph X(b)(ix) of the Plan is hereby deleted and restated in its entirety to read as follows:

(ix)     Limits on Awards to Covered Employees. In each calendar year during any part of which this Plan is in effect, a Covered Employee may not be granted Awards intended to be Section 162(m) Awards, (i) to the extent such Award is based on a number of shares of Common Stock, relating to more than 150,000 shares of Common Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Paragraph XI and (ii) to the extent such Award is designated to be paid only in cash, or an Award the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of $10,000,000.

RESOLVED, FURTHER, that except as provided above, the Plan shall continue to read in its current state.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer.

STONE ENERGY CORPORATION

By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert
Senior Vice President,
General Counsel and Secretary

Date:	June 10, 2016